EQT Midstream Partners, LP

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

June 18, 2018

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance
100 F Street, N.E.

Washington, D.C. 20549

Attn:                    Mara L. Ransom

Division of Corporation Finance

Re:                             EQT Midstream Partners, LP

Registration Statement on Form S-4

Filed May 18, 2018

File No. 333-225018

Dear Ms. Ransom:

On behalf of EQT Midstream Partners, LP (the Registrant), and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above-referenced Registration Statement on Form S-4 be accelerated to 4:30 p.m., Eastern time, on Wednesday, June 20, 2018, or as soon as practicable thereafter.

[Signature Page follows]

Very truly yours,

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC,
its general partner

By:	/s/ Robert J. McNally
Robert J. McNally
Senior Vice President and Chief Financial Officer

cc:                                Victor Goldfeld

Wachtell, Lipton, Rosen & Katz

[Signature Page to Request for Acceleration]